UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549

                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility

  Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940 FORM 5 / / Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue.  See Instruction 1(b)
/      /  Form 3 Holdings Required
/      /  Form 4 Transactions Required

(Print or Type Responses)
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1.  NAME AND ADDRESS OF REPORTING PERSON*
Madden                        J.                      Thomas
(LAST)                        (FIRST)                 (MIDDLE)
c/o Federated Investors, Inc.
Federated Investors Tower

(STREET)

Pittsburgh                    PA                      15222-3779
(CITY)                        (STATE)                 (ZIP)
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2.  ISSUER NAME AND TICKER OR TRADING SYMBOL

      Federated Investors, Inc.                FII

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3.  I.R.S. IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)


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4.  STATEMENT FOR MONTH/YEAR

      2000

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5.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

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6.  RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER

(CHECK ALL APPLICABLE)

________ Director             ________ 10% Owner
___X_____ Officer (give title below)      ________ Other (specify below)

     EXECUTIVE VICE PRESIDENT AND CHIEF INVESTMENT OFFICER EQUITY, HIGH YIELD AND ASSET ALLOCATION OF FEDERATED ADVISERS, FEDERATED GLOBAL RESEARCH CORP., PASSPORT RESEARCH LIMITED, FEDERATED MANAGEMENT, FEDERATED RESEARCH AND FEDERATED RESEARCH CORP.

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7.  INDIVIDUAL OR JOINT/GROUP REPORTING (CHECK APPLICABLE LIMIT)
___X____  Form filed by One Reporting Person
_______  Form filed by More than One Reporting Person

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

    TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,,
           DISPOSED OF, OR BENEFICIALLY OWNED


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1. Title of     2.         3.            4.  Securities Acquired   5.  Amount of    6.  Ownership  7.  Nature
   Security     Transaction   Transaction   (A) or Disposed of     Securities       Form:  Direct  of Indirect
   (Instr. 3)   Date          Code          (D) (Instr. 3, 4, and  Beneficially     (D) or         Beneficial
                (Mon/day/year)(Instr. 8)    5)                     Owned at End of  Indirect (I)   Ownership
                                                                   Month            (Instr. 4)     (Instr. 4)
                                                                   (Instr. 3 and 4)
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                           Code   V      Amount   (A) or   Price
                                                     (D)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person,  see Instruction 4(b)(v).


FORM 5 (continued)
                           TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR

BENEFICIALLY OWNED

                               (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.  Title of Derivative   2.           3.            4.  Transaction     5.  Number of    6.  Date
Security (Instr. 3)       Conversion   Transaction      Code             Derivative       Exercisable and
                          or Exercise  Date             (Instr. 8)       Securities       Expiration Date
                          Price of     (Month/Day/Year)                  Acquired (A) or  (Month/Day/Year)
                          Derivative                                     Disposed of (D)
                          Security                                       (Instr. 3, 4,
                                                                         and 5)
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                                                     Code     V          (A)       (D)    Date
                                                                                          ExercisableExpiration
                                                                                                     Date

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Stock Option (Right to    $24.88       7/18/2000     A                   40,000           6/30/20106/30/2011
purchase) Class B Common
Stock
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Stock Option (Right to    $27.50       7/18/2000     A                   40,000           6/30/20106/30/2011
purchase) Class B Common
Stock
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Stock Option (Right to    $30.00       7/18/2000     A                   40,000           6/30/20106/30/2011
purchase) Class B Common
Stock
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Stock Option (Right to    $32.50       7/18/2000     A                   40,000           6/30/20106/30/2011
purchase) Class B Common
Stock
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Stock Option (Right to    $35.00       7/18/2000     A                   40,000           6/30/20106/30/2011
purchase) Class B Common
Stock
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7.  Title and Amount of Underlying     8.  Price of  9.  Number of       10.  Ownership   11.  Nature of
Securities (Instr. 3 and 4)            Derivative    derivative          Form of          Indirect
                                       Security      Securities          Derivative       Beneficial
                                       (Instr. 5)    Beneficially Owned  Security:        Ownership
                                                     at End of Month     Direct (D) or    (Instr. 4)
                                                     (Instr. 4)          indirect (I)
                                                                         (Instr. 4)
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Title                     Amount or
                          Number of
                          Shares

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Stock Option (Right to    40,000                     40,000              D
purchase) Class B Common
Stock
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Stock Option (Right to    40,000                     40,000              D
purchase) Class B Common
Stock
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Stock Option (Right to    40,000                     40,000              D
purchase) Class B Common
Stock
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Stock Option (Right to    40,000                     40,000              D
purchase) Class B Common
Stock
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Stock Option (Right to    40,000                     40,000              D
purchase) Class B Common
Stock
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

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/S/ J. THOMAS MADDEN                2-9-2001
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**Signature of Reporting Person                            Date